Exhibit 99.1

Media Contact:

Quiana Pinckney, APR

HD Supply Public Relations

770.852.9057

Quiana.Pinckney@HDSupply.com

HD Supply Completes Acquisition of A.H. Harris

ATLANTA — March 5, 2018 — HD Supply Holdings, Inc. (Nasdaq: HDS), one of the largest industrial distributors in North America, today announced that it has completed the previously announced acquisition of A.H. Harris Construction Supplies, a leading specialty construction distributor serving the Northeast, Mid- and South-Atlantic regions.

A.H. Harris brings an experienced team of associates and extensive network of more than 50 locations from the Carolinas to New England and will operate under the HD Supply Construction & Industrial — White Cap business unit, which is a leading supplier of specialty hardware, tools, and materials. The combination of these businesses will enable the combined company to provide greater value to its customers and suppliers and better serve their needs.

“We are thrilled for our customers and associates that A.H. Harris has joined the HD Supply team,” said John Stegeman, President, HD Supply Construction & Industrial. “This acquisition further strengthens HD Supply Construction & Industrial — White Cap’s presence in the eastern United States, deepens its product expertise, and increases its value-added service offerings for our customers and preferred suppliers.”

King & Spalding served as legal counsel to HD Supply on the transaction. Houlihan Lokey and Lincoln International acted as financial advisors and Kirkland & Ellis served as legal counsel to A.H. Harris Construction Supplies.

About HD Supply Construction & Industrial — White Cap

With 220 U.S. locations and more than 4,300 knowledgeable full-time associates, HD Supply Construction & Industrial — White Cap is the nation’s leading distributor of specialty hardware, tools and concrete accessories for professional contractors. The company offers an extensive product inventory, combined with ecommerce, will-call, job site delivery and direct-ship options. HD Supply Construction & Industrial-White Cap is a part of HD Supply (www.hdsupply.com), one of the largest diversified industrial distribution companies in North America.

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